EXHIBIT 99.2
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION
INCREASES ITS QUARTERLY DIVIDEND TO $0.15/SHARE
AND INCREASES ITS SHARE REPURCHASE PROGRAM BY $50 MILLION
     (Fort Smith, Arkansas, July 28, 2005) — The Board of Directors of Arkansas Best Corporation (Nasdaq: ABFS) has declared a quarterly cash dividend of fifteen cents ($0.15) per share to holders of record of its Common Stock $.01 par value (Nasdaq: ABFS) on August 11, 2005, payable on August 25, 2005. This is an increase over the previous twelve cents ($0.12) per share quarterly cash dividend amount.
     Arkansas Best’s Board of Directors also announced that it has authorized an addition of $50 million to its current program to repurchase shares of Arkansas Best’s Common Stock. At June 30, 2005, there was $7.1 million remaining to be used for stock purchases as a part of Arkansas Best’s original $25 million stock repurchase program, announced on January 23, 2003. Arkansas Best plans to continue making open-market purchases of its stock on an opportunistic basis.
     Arkansas Best Corporation, headquartered in Fort Smith, AR, is a transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of LTL general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services, utilizing rail and over-the-road transportation. For more information, please visit www.arkbest.com.

Contact:	Mr. David E. Loeffler, Senior Vice President, Chief Financial Officer and Treasurer
Telephone: (479) 785-6157

Mr. David Humphrey, Director of Investor Relations
Telephone: (479) 785-6200
END OF RELEASE